Exhibit 99.2

Cellular Biomedicine Group (CBMG) Appoints Dr. Xia Meng as Chief Operating Officer to Lead Commercialization of the Company’s CAR-T and Stem Cell Products

SHANGHAI, China and CUPERTINO, Calif., June 26, 2017 /GlobeNewswire/ — Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a clinical-stage biopharmaceutical firm engaged in the development of effective immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced the appointment of Dr. Xia Meng as Chief Operating Officer for the Company.

“We are very pleased to welcome Dr. Meng to the CBMG team,” said Tony (Bizuo) Liu, Chief Executive Officer for the Company. “Dr. Meng brings with her a wealth of experience in the biopharmaceutical fields in China and internationally, and a track record of successful drug development and commercialization. As a seasoned executive who has completed multiple approved IND applications in China, she will be instrumental in executing our near-term strategic plans including IND applications for our lead product candidates CARD-1 and CALL-1 Chimeric Antigen Receptor T-Cell (CAR-T) cancer therapies and AlloJoinTM ‘Off-the-Shelf’ Allogeneic Human Adipose-derived Mesenchymal Stem Cell for the treatment of Knee Osteoarthritis (KOA). This is of critical importance as CBMG enters a pivotal growth phase.”

“CBMG is a highly innovative company, well positioned to bring to market several therapies to effectively address unmet medical needs,” commented Dr. Meng. “I look forward to an interchange of knowledge with their seasoned executive and scientific teams and to help maximize the significant commercial potential and social impact that the Company’s robust pipeline may accomplish.”

About Dr. Xia Meng
Dr. Xia Meng has over 18 years of broad experience in biopharmaceutical and biotechnological industries, from research & development and product development to marketing, sales, business and management, both in domestic and international companies. She worked previously as General Manager of Transgene Tasly (Tianjin) Biopharmaceutical Co., Ltd., and Transgene Biopharmaceutical Technology (Shanghai) Co., Ltd., Asia Pacific Scientific Director, Global Oncology Program Director, Asia Pacific Regional Business Manager of bioMérieux and Head of Fudan University Shanghai Cancer Center - Institute Mérieux Laboratory.

Dr. Meng has driven two rounds of viral vector therapeutics product development in China, and experienced all the factors of biologics development processes, such as concept, construction, pharmacology study, toxicity study, CMC, and quality control. She has conducted two successful IND applications in China, with one approved in 2004, and the other approved in 2017.

Dr. Meng received her B.S. degree from Wuhan University, China, obtained her PhD at the University of Paris VI (Université Pierre et Marie Curie, Paris) and completed more than 10 years of basic research in notable laboratories INSERM and Curie Institute in France.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. We conduct immuno-oncology and stem cell clinical trials in China using products from our integrated GMP laboratory. Our GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. CBMG recently commenced two Phase I human clinical trials in China using CAR-T to treat Refractory Diffuse Large B-cell Lymphoma (DLBCL), a Phase I human clinical trial to treat relapsed/refractory CD19+ B-cell Acute Lymphoblastic Leukemia (ALL), as well as an ongoing Phase I trial in China for AlloJoinTM (CBMG’s “Off-the-Shelf” Allogeneic Human Adipose-derived Mesenchymal Stem Cell) for the treatment of Knee Osteoarthritis (KOA). CBMG was recently awarded $2.29 million from the California Institute for Regenerative Medicine (CIRM) to support pre-clinical studies of AlloJoinTM for Knee Osteoarthritis in the United States. The Company also recently announced a strategic partnership with GE Healthcare Life Sciences China to establish a joint technology laboratory to develop control processes for the manufacture of CAR-T and stem cell therapies. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy, including the devaluation of the RMB by China in August 2015 and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contact:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 408-973-7884
sarah.kelly@cellbiomedgroup.com